CERTIFICATE OF DESIGNATIONS, PREFERENCES, PRIVILEGES,

POWERS AND RIGHTS OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

ASKMENOW, INC.

(Under Section 151 of the General Corporation Law

of the State of Delaware)

AskMeNow, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does, by its Chief Executive Officer, hereby certify that:

FIRST: By the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the total number of shares of capital stock of all classes which the Corporation is authorized to issue is set forth in Section 4.1 thereof as follows:

“4.1 Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 310,000,000 shares, consisting of:

(a) 300,000,000 shares of common stock, par value $.01 per share (“Common Stock”); and

(b) 10,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”), which the Corporation’s board of directors (the “Board of Directors”) may designate in one or more series in accordance with Section 6 below.”

As noted in Section 4.1 of the Certificate of Incorporation, and as further provided in Section 6 of the Certificate of Incorporation, the Board of Directors is authorized to provide for the issuances of the shares of the Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by Sections 4.1 and 6 of the Certificate of Incorporation, the Board of Directors, at a duly called meeting held on January 9, 2008, duly created a series of Preferred Stock designated as “Series D Convertible Preferred Stock” by the following resolution:

WHEREAS: The Corporation is authorized by Section 4.1 of its Certificate of Incorporation to issue Ten Million (10,000,000) shares of Preferred Stock, $.01 par value, in one or more series; and

WHEREAS: Sections 4.1 and 6 of the Certificate of Incorporation expressly grant to the Board of Directors (pursuant to the provisions of the Certificate of Incorporation and applicable law) the authority to provide for the issuances of the shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT

RESOLVED: That the Board of Directors deems it advisable to, and does hereby, fix and designate a series of Preferred Stock, and does hereby give such series the designation, powers, preferences, qualifications, limitations and restrictions set forth below:

1. Number and Designation; Rank.

(a) There is hereby established a series of authorized Preferred Stock, $.01 par value per share, of the Corporation, which shall be designated as “Series D Convertible Preferred Stock.” A total of Two Million (2,000,000) shares of authorized Preferred Stock hereby are designated as Series D Convertible Preferred Stock.

(b) The Series D Convertible Preferred Stock shall, with respect to rights on liquidation, dissolution and winding up, (i) rank senior to all classes of the Corporation’s Common Stock, $0.01 par value per share (the “Common Stock”), and to each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series D Convertible Preferred Stock as to rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Securities”); (ii) rank on a parity with the Corporation’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and each other class of capital stock or series of Preferred Stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series D Convertible Preferred Stock as to rights on liquidation, winding-up and dissolution (the “Parity Securities”); and (iii) rank junior to each other class of capital stock or series of Preferred Stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series D Convertible Preferred Stock as to rights on liquidation, winding-up and dissolution (the “Senior Securities”).

2. Voting Power. Except as may be otherwise provided by law or the Corporation’s Certificate of Incorporation (as the same may be amended and/or restated from time to time), the holders of shares of Series D Convertible Preferred Stock shall not be entitled to vote on any matters submitted to a vote of the stockholders of the Corporation. When the Certificate of Incorporation or applicable law provides for a vote by the Preferred Stock, each holder of Series D Convertible Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series D Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

3. Dividends.

(a) The holders of Series D Convertible Preferred Stock shall be entitled to receive, and the Corporation shall be bound to pay, in preference to the holders of Common Stock and the holders of any Junior Securities, mandatory annual dividends at a rate per annum of Twelve Percent (12.0%) of the Original Issue Price (as defined below) per share (the “Series D Dividend”). The Series D Dividend shall be payable in shares of Common Stock upon conversion of the Series D Convertible Preferred Stock as provided herein.

(b) The Series D Dividend shall accrue and shall be deemed to accrue, whether or not earned or declared, on a share of Series D Convertible Preferred Stock commencing from and including the date of issuance of such share of Series D Convertible Preferred Stock through the date of conversion thereof. Such dividends for any portion of a full year shall be computed on the basis of a 365-day year. Dividends shall be payable in shares of Common Stock to holders of record, as they appear on the stock books of the Corporation, of shares of the Series D Convertible Preferred Stock at the close of business on the date of conversion as set forth below.

(c) The date on which the Corporation initially issues a share of Series D Convertible Preferred Stock shall be deemed its “date of issuance”, regardless of the number of times transfer of such share of Series D Convertible Preferred Stock is made on the certificates that may be issued to evidence such share of Series D Convertible Preferred Stock. “Original Issue Price” means, in the case of each share of Series D Convertible Preferred Stock, One Dollar ($1.00), subject to appropriate adjustment to reflect any stock dividend, stock split, reclassification, reverse stock split, combination or other recapitalization event.

4. Liquidation or Dissolution.

(a) In accordance with, and upon the occurrence of an event described in, Section 4(b) below, the holder of a share of Series D Convertible Preferred Stock shall be entitled to receive an amount per share equal to the Original Issue Price (for purposes hereof, the “Liquidation Preference”, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series D Convertible Preferred Stock), plus an amount equal to all accrued but unpaid dividends thereon (including the Series D Dividends), if any.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after and subject to the payment in full or provision for payment of the debts and other liabilities of the Corporation and amounts required to be distributed to the holders of the Senior Securities (if any) but before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series D Convertible Preferred Stock and any Parity Securities shall be entitled to receive an amount per share equal to the applicable liquidation preference (which, in the case of the Series D Convertible Preferred Stock, shall be equal to the Liquidation Preference set forth in (a) above) of such share on the date of distribution; provided, however, that if upon any liquidation, dissolution or winding up of the Corporation, the assets or surplus funds of the Corporation, or proceeds thereof, distributable after payment in full or provision for payment of the debts and other liabilities of the Corporation and any amounts due with respect to the Senior Securities shall be insufficient to pay in full the Liquidation Preference to the Series D Convertible Preferred Stock and the liquidation payments on any Parity Securities, if any, then the assets or surplus funds of the Corporation, or the proceeds thereof, available for payment or distribution to such holders shall be distributed among the holders of shares of the Series D Convertible Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series D Convertible Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full. Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series D Convertible Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid and distributed to holders of capital stock of the Company.

(c) Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation unless holders of a majority of the then-outstanding shares of Series D Convertible Preferred Stock request, in writing, that an independent appraiser perform such valuation, and then by an independent appraiser selected by the Board of Directors and reasonably acceptable to holders of a majority of the then-outstanding shares of Series D Convertible Preferred Stock.

5. Mandatory Conversion.

(a) All outstanding shares of Series D Convertible Preferred Stock shall be converted into Common Stock automatically, and without further action by any party, upon the earlier to occur of (i) the six-month anniversary of the final sale of shares of the Series D Convertible Preferred Stock in the Corporation’s $2,000,000 offering of Series D Convertible Preferred Stock (the “Anniversary”), and (ii) the closing of either (A) a sale or transfer (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation, other than to or by a wholly-owned subsidiary of the Corporation, (B) a merger or other form of corporate reorganization with or into another corporation (or other entity) in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the other corporation or its subsidiary and, as a result of which transaction, the stockholders of this Corporation own less than 50% of the voting power of the surviving entity or (C) any other transaction or series of transactions to which the Corporation is a party or in which the Corporation participates which involves a change in control of a majority of the shares of Common Stock outstanding immediately prior to such transaction or the first of a series of transactions (a “Change of Control Transaction”). The number of shares of Common Stock which a holder of Series D Convertible Preferred Stock shall be entitled to receive upon conversion in connection with the Anniversary or a Change of Control Transaction shall be the product obtained by multiplying the Series D Applicable Conversion Rate for the Series D Convertible Preferred Stock (determined as provided in Section 5(b)) by the number of shares of Series D Convertible Preferred Stock being converted in connection therewith.

(b) The conversion rate in effect at any time for the Series D Convertible Preferred Stock (the “Series D Applicable Conversion Rate”) shall be the quotient obtained by dividing the sum of the Original Issuance Price and any accrued and unpaid dividends thereon (including the Series D Dividends), if any, by the Series D Applicable Conversion Value as provided in Section 5(c).

(c) The Series D Applicable Conversion Value in effect from time to time, as the same may be calculated following adjustment to the Floor in accordance with Section 5(d) hereof, shall be the greater of (i) the weighted average price of the Corporation’s Common Stock for the 10 consecutive trading days prior to the date of conversion, less a 40% discount (the “Discounted Weighted Average Price”), and (ii) $0.10 (the “Floor”) (the greater of the Discounted Weighted Average Price or the Floor hereinafter being referred to as the “Series D Applicable Conversion Value”).

(d) Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Floor shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Floor by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the new Floor, as adjusted. The Floor, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event(s). For the avoidance of doubt, it is agreed and understood that the adjustment contemplated by this Section 5(d) shall only occur with respect to the Floor and not with respect to the Discounted Weighted Average Price, which Discounted Weighted Average Price will automatically reflect any Extraordinary Common Stock Event, and that following an Extraordinary Common Stock Event, the Series D Applicable Conversion Value shall be the greater of the Discounted Weighted Average Price (with no adjustment pursuant to this Section 5(d)) and the Floor, as adjusted pursuant to this Section 5(d).

An “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) a reclassification of the outstanding shares of Common Stock.

For purposes of this Section 5(d), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5(d) consists of property other than cash, such consideration shall be deemed to have a value as is reasonably determined in good faith by the Board of Directors of the Corporation.

(e) If the Common Stock issuable upon the conversion of the Series D Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Corporation’s capital stock or assets to any other person), then and in each such event the holder of each share of Series D Convertible Preferred Stock shall have the right thereafter to convert each such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such share of Series D Convertible Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(f) In the case of a conversion in connection with a Change of Control Transaction, such conversion shall be deemed to have occurred on the business day immediately preceding the closing date of such Change of Control Transaction, such that the holders of the Series D Convertible Preferred Stock shall thereafter be entitled to receive the same per share kind and amount of consideration received or receivable (including cash) upon such Change of Control Transaction as the holders of the Corporation’s Common Stock. In the case of a conversion in connection with the Anniversary, such conversion shall be deemed to have occurred as of the close of business on the date of such Anniversary, even if not a business day.

(g) The Corporation shall, upon the written request at any time of any holder of Series D Convertible Preferred Stock, furnish or cause to be furnished to such holder a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation setting forth (i) any adjustments and readjustments, (ii) the Series D Applicable Conversion Rate then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series D Convertible Preferred Stock.

(h) In the event of the Anniversary or a Change of Control Transaction, the outstanding shares of the Series D Convertible Preferred Stock to be converted shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series D Convertible Preferred Stock so converted, duly endorsed, are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(i) As promptly as practicable after receipt by the Corporation of certificates for shares of Series D Convertible Preferred Stock surrendered in connection with the Anniversary or a Change of Control Transaction and conversion as aforesaid, the Corporation shall issue and shall deliver to each holder, or on the holder’s written order to the holder’s permitted transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 5. In connection with the conversion of any shares of Series D Convertible Preferred Stock, no fractional shares of Common Stock shall be issued, but in lieu thereof the Corporation shall round up any fractional shares to the nearest whole number of shares of Common Stock if the fraction is .5 or above and round down if the fraction is below .5. All shares of Common Stock delivered upon conversion of the Series D Convertible Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

6. No Reissuance of Series D Convertible Preferred Stock. No share or shares of Series D Convertible Preferred Stock acquired by the Corporation by reason of purchase, redemption or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series D Convertible Preferred Stock accordingly.

7. No Preemptive Rights. The holders of Series D Convertible Preferred Stock shall have no preemptive rights.

8. Notices of Record Date. In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series D Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least ten (10) days prior to the earlier of (1) the date specified in such notice on which such record is to be taken and (2) the date specified in such notice on which such action is to be taken.

9. Covenants. For so long as any shares of Series D Convertible Preferred Stock remain outstanding, without the prior written consent of the holders of at least a majority of the shares of Series D Convertible Preferred Stock then outstanding, the Corporation will:

(a) not sell, transfer or dispose of a material part of its assets or impose material liens on its assets, other than liens for taxes not yet due and payable or being contested in good faith, mechanics’, materialmen’s or similar liens, and liens securing rental or lease payments;

(b) not make any loan to any person who is or becomes a shareholder or executive employee of the Corporation, other than for reasonable advances for expenses in the ordinary course of business;

(c) promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves (if required by generally accepted accounting principles) with respect to any such tax, assessment, charge, levy or claim so contested;

(d) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to the Corporation as its counsel may advise;

(e) at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

(f) keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations; and

(g) at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.

10. Modification; Waiver. Any of the rights of the holders of Series D Convertible Preferred Stock set forth herein may be modified or waived by the affirmative vote of the holders of at least a majority of the shares of Series D Convertible Preferred Stock then outstanding, which modification or waiver shall then be effective for all holders of the Series D Convertible Preferred Stock.

11. Restrictions on Transfer. In addition to and not in lieu of any other restrictions on transfer imposed by applicable law or otherwise, without the express prior written consent of the Corporation, no holder of Series D Convertible Preferred Stock may transfer shares of Series D Convertible Preferred Stock, and no such shares shall be transferred on the books of record of the Corporation, to a transferee that the Board of Directors of the Corporation determines in good faith (a) competes, directly or indirectly, with the business of the Corporation as then-conducted or as then proposed to be conducted, or (b) is otherwise adverse to the interests of the Corporation and its stockholders.

12. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series D Convertible Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or other issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Convertible Preferred Stock that is being converted.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and executed in its corporate name by its Chief Executive Officer, effective this 9th day of January, 2008.

ASKMENOW, INC.

By:	/s/ Darryl Cohen
Darryl Cohen, Chief Executive Officer